SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 28, 2004

Date of Report (Date of earliest event reported)

Tripos, Inc.

(Exact name of registrant as specified in its charter)

Utah	0-23666	43-1454986
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1699 South Hanley Rd., St. Louis, MO   63144

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:

(314) 647-1099

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Exhibit Index on Page 3

Item 2.02. Information Provided Under Item 2.02 Results of Operations and Financial Condition

The following information is furnished pursuant to Item 2.02, Results of Operations and Financial Condition.

On October 26, 2004, Tripos, Inc. issued a press release announcing its financial results for the third quarter ended September 30, 2004. A copy of Tripos, Inc.'s press release is incorporated herein by reference and is furnished as Exhibit 99.1 to this report. Also on October 26, 2004, Tripos, Inc. held a webcast to discuss its third quarter financial results. A transcript of the prepared statements is incorporated herein by reference and is furnished as Exhibit 99.2 to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRIPOS, INC.

 By: /s/ B. James Rubin

B. James Rubin

Sr. Vice President

Chief Financial Officer

 Date: October 28, 2004

INDEX TO EXHIBITS

Exhibit No. Description

99.1 Press release, dated October 26, 2004, issued by Tripos, Inc.

99.2 Transcript of the prepared statements from a webcast held on October 26, 2004 by Tripos, Inc.

Exhibit 99.1

Contacts:

Tripos, Inc.

Jim Rubin

Chief Financial Officer

(314) 647-8837

(Media only)

Waggener Edstrom Bioscience

Lisa Osborne

Account Director

(425) 638-7134

lisao@wagged.com

For Release 6 a.m. EDT

Oct. 26, 2004

Tripos Reports Third-Quarter 2004 Financial Results

Company Achieves Continued Sales Growth and Operating Profits

ST. LOUIS -- Oct. 26, 2004 -- Tripos, Inc. (Nasdaq: TRPS), a leading provider of drug discovery chemistry and informatics products and services, today announced continuing improvement in its financial results this year.

For the three months ended Sept. 30, 2004, those results included the following:

  Tripos posted revenues of $16.1 million, a 16 percent increase from the previous year's third-quarter revenues of $13.8 million.
  Operating profit was $735,000, compared with an operating loss of $835,000 in the third quarter of 2003, an improvement of $1.6 million year over year.
  Pretax income was $367,000, compared with pretax income of $1.7 million for the same period in 2003. Pretax income for the third quarter of 2003 included $1.5 million from the sale of shares of Arena Pharmaceuticals Inc. common stock.
  Net loss was $145,000, or $0.02 per basic share, compared with income of $964,000, or $0.10 per diluted share, for the third quarter of 2003. The third-quarter 2004 tax rate included a valuation allowance for certain deferred tax assets. Third-quarter 2003 included $868,000 of after-tax gain, $0.09 per diluted share, from the sale of shares of Arena Pharmaceuticals.

For the nine months ended Sept. 30, 2004, the financials were as follows:

  Tripos posted revenues of $47.5 million, a 14 percent increase from the previous year's first nine-month revenues of $41.5 million.
  Operating profit for this period in 2004 was $1.5 million, compared with an operating loss of
  $3 million in the first nine months of 2003, an improvement of $4.5 million year over year.
  Pretax income was $721,000, compared with pretax income of $4.5 million for the same period in 2003. Pretax income in the first nine months of 2003 included $6.1 million from the sale of shares of Arena Pharmaceuticals.
  Net loss was $14,000, or $0.00 per basic share after including a valuation allowance for certain deferred tax assets in 2004. This compares with net income of $2.5 million, or $0.27 per diluted share, for the first nine months of 2003. The nine-month period ended Sept. 30, 2003, included an after-tax gain of $3.5 million or $0.37 per diluted share from the sale of Arena stock.

"Consistent with our performance objectives for the year, Tripos successfully delivered double-digit revenue growth and recorded another quarter of operating profitability," said Dr. John P. McAlister, president and CEO of Tripos. "This solid performance stems from a concentration on operational efficiencies across our business and from investments we have made over the past two years to develop innovative products and capabilities."

Third-Quarter Operational Highlights

Tripos announced the following strategic initiatives during the third quarter:

  Expanded contract with Schering AG related to the company's ongoing Tripos Discovery Informatics collaboration on the Enterprise Chemical Information Management System (ECIMS). The expanded contract includes the final development and deployment of the initial phase of the new system and provides Tripos with increased incremental funding.
  Released SARNavigator™ 1.5, a new research application that allows scientists to rapidly and objectively analyze the large quantities of chemical and biological data that were the result of real or virtual high-throughput screening.
  Selected by the European Molecular Biology Laboratory (EMBL) and the German Cancer Research Center (DKFZ) to assist in rapid identification of potential molecular leads. EMBL, a leading molecular biology research institute, and DKFZ, a member of the Helmholtz Association of National Research Centres, jointly established one of the first European academic small-molecule screening facilities in Heidelberg, Germany.
  Established a new partnership with Divergence Inc., a leader in the discovery of genomics-based solutions for the prevention and treatment of parasitic infections, which will bring drug discovery technologies to crop protection and veterinary applications. Tripos will assist in the rapid optimization of molecular leads discovered by Divergence.
  Formally opened Tripos Discovery Research Ltd.'s (TDR's) new research facility in Bude, England, with His Royal Highness the Duke of York KCVO ADC officiating. The new TDR facility is designed to meet increased demand created by the continuing trend for outsourced research in the global pharmaceutical industry and TDR's expanding partnership base.

Webcast Information

Tripos will host a conference call and webcast today at 10 a.m. EDT to discuss these financial results in detail. Those who want to participate in the webcast should visit the Tripos Web site at http://www.tripos.com. An archived copy of the Tripos webcast will be available beginning at 1 p.m. EDT today, and will remain on the Tripos Web site through Nov. 26.

About Tripos, Inc.

Tripos (Nasdaq: TRPS) combines leading-edge technology and innovative science to deliver consistently superior chemistry-research products and services for the biotechnology, pharmaceutical and other life science industries. Tripos collaborates with clients to accelerate and improve the creation of life-enhancing products. Within Tripos' Discovery Informatics (DI) business, the company provides software products and consulting services to develop, manage, analyze and share critical drug discovery information. Within Tripos' Discovery Research (DR) business, Tripos' medicinal chemists and research scientists partner directly with clients in their research initiatives, leveraging state-of-the-art information technologies and research facilities. Headquartered in St. Louis, Mo., Tripos spans the world with global research operations and an international client base. Further information on Tripos can be found at http://www.tripos.com.

# # #

This press release may contain certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "anticipates," "projects," "estimates," "intends," "plans," "believes," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections made by management and are not guarantees of future performance. Therefore, actual events, outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. We have identified certain factors that could cause actual results to differ materially from the forward-looking statements in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Tripos, Inc.

Condensed Results of Operations

(in thousands, except per-share data)
	Three Months Ended		Nine Months Ended
	30-Sep-04	30-Sep-03	30-Sep-04	30-Sep-03
Net sales		Restated		Restated
Discovery software products and support	$ 6,005	$ 5,779	$ 18,225	$ 17,611
Discovery informatics services	1,247	759	2,681	3,034
Discovery research products and services	8,824	7,154	26,459	20,105
Hardware	24	152	98	781
Total net sales	16,100	13,844	47,463	41,531

Cost of sales	8,333	6,236	23,435	18,768
Gross profit	7,767	7,608	24,028	22,763

Operating expenses
Sales and marketing	3,089	3,260	9,464	9,901
Research and development	2,140	3,369	7,433	10,200
General and administrative	1,803	1,814	5,585	5,646
Total operating expenses	7,032	8,443	22,482	25,747

Income (loss) from operations	735	(835)	1,546	(2,984)

Other income (loss), net	(368)	2,521	(825)	7,445
Income before income taxes	367	1,686	721	4,461

Income tax expense	512	722	735	1,909
Net income	$ (145)	$ 964	$ (14)	$ 2,552

Basic income per share	$ (0.02)	$ 0.11	$ (0.00)	$ 0.29
Diluted income per share	$ (0.02)	$ 0.10	$ (0.00)	$ 0.27
Basic weighted average shares	9,290	8,988	9,170	8,934
Diluted shares outstanding	9,290	9,459	9,170	9,310

Tripos, Inc.

Consolidated Balance Sheets

(in thousands, except per-share data)
	30-Sep-2004	31-Dec-2003
	Unaudited
Assets:
Current assets:
Cash and cash equivalents	$ 4,768	$ 2,945
Marketable securities	49	1,121
Accounts receivable	10,391	16,662
Inventory	11,873	12,863
Deferred income taxes	419	--
Prepaid expenses	2,870	5,054
Total current assets	30,370	38,645
Property and equipment, less accumulated depreciation	29,376	27,926
Capitalized development costs, net	2,420	2,417
Goodwill	965	965
Investments recorded at cost	1,482	1,352
Deferred income taxes	--	--
Other, net	181	390
Total assets	$ 64,794	$ 71,695

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt and capital leases	$ 3,617	$ 10,510
Accounts payable	1,576	2,405
Accrued expenses	4,235	7,688
Deferred revenue	18,804	17,079
Deferred income taxes	--	219
Total current liabilities	28,232	37,901
Long-term portion of capital leases	3,579	2,463
Long-term debt	3,752	3,915
Deferred income taxes	967	422
Shareholders' equity
Common stock	47	45
Additional paid-in capital	37,142	36,502
Retained earnings (deficit)	(8,336)	(8,321)
Other comprehensive income (deficit)	(589)	(1,232)
Total shareholders' equity	28,264	26,994
Total liabilities and shareholders' equity	$ 64,794	$ 71,695

Exhibit 99.2

Q3 2004 Financial Analyst Conference Call

26 October 2004

JOHN

Thank you and welcome to Tripos' Webcast and conference call for our third quarter 2004 financial results. Jim Rubin, Tripos Chief Financial Officer and John Yingling, Tripos Chief Accounting Officer, join me on this call.

First, I remind you that Tripos operates in a very volatile, highly competitive market that is very dependent on scientific innovation. There are many risks and challenges in our business and although we expect to continue to be successful in bringing our technologies, products and services to market, there can be no guarantee that we will reach these goals. Comments made by the Company in this conference call may contain certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "anticipates," "projects," "estimates," "intends," "plans," "believes," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections made by management and are not guarantees of future performance. Therefore, actual events, outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. We have identified certain factors that could cause actual results to differ materially from the forward-looking statements in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

I'll start today with a brief overview of our financial and operating results and discuss how we are moving ahead with our strategic initiatives. Jim will give you a detailed analysis of our financial results for the quarter, and then we'll open up the phone lines to answer your questions.

STRATEGIC OVERVIEW & OPERATIONAL HIGHLIGHTS

I am delighted to report to you that we continue to deliver on our performance objectives for this year of strong top line growth coupled with operating profitability. These solid results stem from our focus on operational efficiencies and from returns on investments we have made over the past two years to develop innovative products and new capabilities. In the highly volatile and risk-based pharmaceutical research business, close management of operations and financial objectives is essential to maximize the potential for customer satisfaction and shareholder return while continuing to invest in innovation that drives future success. Tripos is committed to delivery against this objective.

For the third quarter of this year, we recorded revenue of $16.1 million. This is a 16% increase over the $13.8 million in revenue for the same period in 2003. Excluding revenue from hardware sales, revenue from our core business activities increased 17% from $13.7 million in 2003 to $16.1 million in that quarter in 2004. This increase coupled with lower operating expenses produced an operating income of $735,000 this quarter compared to an operating loss of $835,000 for the same quarter in 2003 -- an improvement of $1.6 million year over year in results from operations.

The nine months to date have shown similar improvement with revenue increasing by 14% to $47.5 million compared to $41.5 million for the same 9-month period in 2003. Again, for our core, non-hardware business activities, revenue for the first nine months of this year was $47.4 million, an increase of 16% over the corresponding $40.8 million for this period in 2003. Year to date operating profit for the first nine months of the year was $1.5 million compared to an operating loss of $3.0 million in 2003, a swing of $4.5 million in our operating results year over year.

Jim will describe these results in detail, including our improved cash position and the tax situation that resulted in the reported net loss for the quarter and nine months to date. For now, I will give you a few operating highlights from the quarter.

First, it is my pleasure to say that Tripos is enjoying a period of operational stability during which management has been able to focus on execution against objectives without the complicating issues that derive from rapid expansion of facilities and staff that we experienced over the past two years. We are successfully executing against our contracts with customers and our internal strategic development objectives.

Tripos Discovery Research continues to post strong growth with revenue increases of 23% and 32% for the quarter and first nine months, respectively. This is principally due to our continued work on the large Pfizer contract that we have discussed since January of 2002 but also includes work on additional research contracts, some initiated in Q3 of this year. We continue to meet and exceed the goals in our Pfizer work and successfully deliver hit follow-up and large libraries that are part of the renegotiated terms of this contract that were announced in January of this year. In addition, Pfizer has opted to engage us in additional work outside the specific requirements of this contract.

In anticipation of the growth in our Discovery Research business, we invested significantly to expand our research facility in England beginning in 2002. After eighteen months of construction, we moved into the expanded facility in February of this year. It has already had a significant positive impact on our productivity as we have been able to eliminate virtually all the outsourcing activities we previously engaged as part of our Pfizer work. With the completion of this expansion and addition of an adjacent mid-size scale-up facility, we are prepared to undertake additional contracts we believe exist in the market for informatics-driven chemistry. This strategic research application is a high-value activity and is not available from low cost labor markets. Our differentiation, in addition to excellence in chemistry, is our informatics, design, and analysis expertise. We maintain this advantage through constant innovation. Based on the types of discussions we are having with both pharmaceutical and biotechnology companies, it seems they are realizing the difference between high volume low cost chemistry and the value added proprietary "smart" chemistry that we create. File enrichment and lead optimization endeavors will require a smart and knowledge-based approach to design and synthesis, and that exists here at Tripos.

In addition to the activities that we have traditionally pursued at Tripos Discovery Research for contract work with the industry focusing on their targets and research interests, Tripos has begun investments in innovative research programs that "jump-start" research collaborations. Using our unique informatics capabilities and the expertise of our experienced staff in pharmaceutical discovery, we have initiated programs for a number of validated biological target classes to develop lead series and optimized lead series that we will use in our partnering activities with pharmaceutical companies. Since early this year when we began work on this project, we have demonstrated significant successes in producing results for a broad variety of targets. This is particularly important for multiple reasons:

First, it demonstrates once again the power of our combined informatics and laboratory capabilities;

Second, the variety of the biological targets against which we have succeeded validates the generality of the methods;

Finally, this activity provides opportunities for commercialization with our customers at a time when the pharmaceutical industry is publicly stating their interest in earlier stage programs that have achieved proof of concept and are nearing the early clinical phase.

It is important to note that Tripos is not developing into a therapeutic company. These programs do, however, position us as a much more attractive partner for our clients with high-value offerings that promise much better returns to our company and our partners than we have traditionally had. There is a near-term horizon for commercialization of these programs.

Turning now to Discovery Informatics: Our Discovery Informatics Products delivered another good performance with revenue growth of 4% for the quarter and 3% for the first nine months of this year. As we discussed at length in previous conference calls, revenue recognition for this business is ratable over the life of the software contracts and as such, success in any one financial period has, at best, only a marginal incremental impact on the results of that quarter. The revenue increase that we reported from this business for the current quarter is due in large part to our success in signing new contracts and renewals during the first half of the year and previous years. Year to date, Tripos is on track with contract renewals in this our largest year in our three-year software license renewal cycle. Further, we have successfully signed eleven new commercial customers during this period (compared to eight in the same period last year) and have had continued success in penetrating the academic market with large, institutional licenses that are commercially exciting. Tripos plays a leading role in providing informatics tools for life science research. In addition to delivering continued financial growth for the company, this business underpins the intellectual property position for all our other offerings.

Regarding new developments in this area of our business, during the quarter we released SARNavigator™ 1.5, software designed to provide unique analysis capabilities for biological screening data based on molecular structure. Together with LITHIUM™ 2.0 released in second quarter and AUSPYX™, Tripos is laying the foundation of our strategy for the laboratory scientists' knowledge management framework for the future. Developed in collaboration with leading scientists at Pfizer, Aventis, Schering and other pharmaceutical companies, these tools facilitate the application of the knowledge of the entire research team to pharmaceutical discovery activities. Each of these products continues to evolve in collaborative programs in the pharmaceutical industry and in our own Discovery Research laboratories. The tool set that is comprised by this combination of tools is the first to address the disparate needs of the experimentalist and the computational specialist in a way that brings the strengths of both to discovery problems. Initial license sales of these products have been promising.

Discovery Informatics Services continues to be a challenging business area for us with revenue decreasing 12% year to date. Nevertheless, for the third quarter of this year, revenue for Discovery Informatics Services was up by 64%. This was in large part due to the resolution of the negotiation of contract issues with Schering, the expanded nature of this contract, and the delivery of a milestone in the Schering project. In addition, Tripos successfully delivered against a milestone in our Bayer informatics contract and a milestone in another contract with a major European pharmaceutical company. We continue to believe that the market for large enterprise informatics projects in pharmaceutical research is difficult at this time. We are providing value to our clients in this activity but believe that future business in this area will encompass a number of smaller projects rather than a few large efforts.

With regard to the Schering project that we have discussed in previous conference calls, we have delivered very good value in this project and have developed new technology that will be commercialized. Schering has openly described this effort in scientific conferences and we believe that this is a milestone both from a development perspective and also from a market value perspective. It is this recognized value that set the stage for successful renegotiation of an expanded scope of this project that was concluded in the third quarter. Under the terms of this contract, Tripos will receive substantially more funding than the original contract specified and this will be sufficient to cover our direct costs for the remainder of the project. The final phases of the project are anticipated to be completed in the first half of 2005.

With that, I'll turn the call over to Jim for a detailed discussion of the third quarter financial results. Jim?

FINANCIAL RESULTS

JIM

Thanks, John.

As John has pointed out, our business has continued to perform in the 3rd quarter, having grown our revenues and delivered operating profits for the third quarter and the nine-month year to date period year-to-date.

Now for a summary of our P&L.

Sales and Cost of Sales

Our revenue growth in the third quarter continued to be strong -- we achieved a 16% increase over the third quarter of 2003. Revenue was $16.1 million for the quarter compared to $13.8 million last year. In discovery research, revenues increased 23% compared to the third quarter of 2003, for a total of $8.8 million. Growth is coming from two primary sources: one our ongoing Pfizer contract and two, to a lesser extent, new collaborations with biotechnology companies. As for the other parts of our business, discovery informatics products grew 4% in the quarter as compared to prior year, due in part to steady renewal business, success of new product launches, and new customers, all of which John mentioned previously on this call. In discovery informatics services we achieved $1.2m in revenue, up 64% from prior year. Third quarter results for this business area includes the successful delivery against a milestone on the Schering contract. In addition, in Q3 we met a key milestone on the Bayer contract which generated associated revenue for the company.

On a year to date basis through September 30th, our total company revenues were $47.5 million as compared to $41.5 million in the prior year -- a growth year-to-date of 14%. The growth was driven by a 32% increase in our discovery research products and services and a 3% increase in our discovery informatics software products, offset in part by a decline of 12% in our discover informatics consulting services business. This overall decline in discovery informatics consulting services represents a continuation of the trend we've been experiencing for the past few years, that is, fewer projects with reported results dependent on achievement of key milestone deliveries.

Gross Margin

Our gross profit of $7.8 million represents a slight increase in the third quarter of 2004 as compared to the third quarter of 2003. Our gross margin was 48% as compared to 55% in the prior year. Impacting gross margin this quarter was the fact that we recorded no margin on the Schering milestone delivery in the quarter, thus bringing down the overall margin for the quarter. In addition to the lower margin in our Discovery Informatics services business, we also experienced lower margins within our Discovery Research business. The decreased gross margin in Discovery Research was attributable to an adverse effect of foreign currencies on our UK operations as the dollar has weakened against the British pound sterling in the quarter. In addition we incurred higher costs of processing small compound sales orders. The prior quarter in 2004 (2nd quarter that is) included the receipt of grant income which had the effect of reducing certain direct operating expenses in our Discovery Research business and therefore increasing the 2nd quarter margin correspondingly. Gross margin on software products improved slightly from the second quarter of 2004, but was lower than the third quarter of 2003, the same period last year, due to higher royalties to third parties.

Operating Expenses

Now I'll turn to a discussion of operating expenses. As we have mentioned previously, effective optimization of expenses is part of our financial objectives for 2004. In the third quarter, sales and marketing, R&D, and general and administrative expenses were $7.0 million, down from $8.4 million in 2003 and down from $7.6 million in the second quarter of this year. The decline was primarily in the R&D area, partially driven by the successful development of new innovative lead discovery projects at our Tripos Discovery Research Centre whose costs are inventoried for future sales. In addition, and as we have mentioned in our prior calls, we are focused on where and how we spend our operating dollars, and one result was that earlier this year we reduced headcount in areas not key to the future success of the company, reducing r&d in non-productive areas and refocusing sales efforts in informatics services/consulting to focus on smaller strategic projects such as collaborative software development projects and customer diagnostics. This focus has led to some level of cost savings, along with a refocusing on where and how we invest and spend our dollars.

Operating Income and Other Income

We are pleased to report an operating profit of $735,000 in the third quarter of 2004, compared to a loss of $835,000 in the third quarter of 2003. Year to date through September we have an operating profit of $1.5 million compared to a net loss from operations of nearly $3.0 million for the same nine-month period in 2003.

As I am sure you have noted at this point, we reported an operating loss for the quarter and roughly break even results for the year-to-date as a result of our reported tax accrual. The year-to-date 2004 tax rate of 102% reflects the impact of a valuation allowance against current and prior net operating losses (NOLs) in certain tax jurisdictions that effectively negates these potential tax benefits. A valuation allowance is a non-cash adjustment to the carrying [book] value of the NOLs, or deferred tax assets, on our balance sheet. The result is that we must reflect the tax expense arising in certain countries while the tax benefit from NOLs in other countries must be excluded. Use of the NOLs may result in a lower effective tax rate in future periods upon the recognition of income in the jurisdictions where the deferred tax assets were created. The establishment of the valuation allowance for the deferred tax assets does not impair the company's ability to use the deferred tax assets upon achieving profitability in the future.

As a result of the tax accrual, we experienced a net loss for the third quarter of 2004 of $145,000, or $0.02 per basic and diluted share, compared with net income of $964,000, or $0.10 per diluted share in the third quarter of 2003. The 2004 nine-month year-to-date net loss was $14,000 or basically $0.00 per basic and diluted share. In 2003, the same period's net income was $2.6 million or $0.27 per diluted share. Please recall that our 2003 numbers include significant gains from the sale of Arena Pharmaceuticals stock of roughly $900,000 after-tax for the third quarter and $3.5 million after-tax for the nine-month period. These Arena stock sales had yielded a net after-tax profit despite a loss from operations last year. We sold our remaining shares of Arena Pharmaceuticals in first quarter 2004, so no such financial gains are included in this quarter's results and for the year to date 2004 is only $53,000 after-tax.

BALANCE SHEET

Now I will move into our balance sheet, and specifically our cash, debt and liquidity position.

Our overall cash balances declined slightly from $5.2 million at the end of June to $4.8 million at the end of September, primarily the result of a positive cash flow from operations roughly (~$800K) more than offset by capital expenditures of $1.7 million in the quarter.

For the year-to-date, our cash position has improved considerably. For the 9 months through September, our reported net cash change came from cash flow from operations, which was in a range of $11 million in the first three quarters of the year. We used this cash to pay down debt by roughly (~$6.0M), increase our cash balance by roughly (~$1.8M), and to fund capital expenditures on our research laboratories and other operations to the tune of about (~$4.5 M).

As of September 30th, short-term debt of $3.6 million consisted of $200,000 in borrowings on our line of credit facility and the majority of which is associated with capital lease obligations and mortgage payments due within the coming 12 months. With respect to overall debt levels of the company, we have reduced outstanding amounts from $16.9 million on December 31st, 2003, to $11.0 million on September 30th, 2004. Our total debt includes $200,000 outstanding on our line of credit facility, which I mentioned, a mortgage of $4.0 million on our headquarters building and capital leases of $6.8 million.

With respect to capital expenditures in 2004 -- we have expended $4.9 million associated with the completion of our new chemistry research facility, which has been partially offset by UK government grants of $1.4 million, thus netting to approximately $3.5 million. The new discovery research laboratories became fully operational earlier this year as John mentioned, with the final payments on the building expansion and related equipment continuing to be made over the course of the year. In addition to the Tripos Discovery Research Centre (or TDRC) capital completion, we have invested approximately $1.3 million in capital requirements across the rest of our company for ongoing general operations. We expect to invest in the range of $2.2 million on additional lab equipment and other capital requirements for the company over the balance of 2004.

So in summary, we planned on a net capital spend of $7-8 million (net of grants), of which we have expended $4.8 million so far this year.

Other Significant Balance Sheet Accounts

At September 30th, Accounts Receivable balances were $10.4 million, a decrease from $11.1 million at June 30th, 2004 and reduced from the typical year-end peak of $16.7 at December 31, 2003.

Inventory balances declined from $12.9 million on December 31, 2003, it was the same balance at June 30, 2004, to $11.9 million in September. Please note that $8.3 million of the September 30th total is for work in process and finished goods for existing contracted discovery research projects.

During the quarter, deferred revenue declined from $20.4 million to $18.8 million as part of the ratable recognition of the deferred revenue account. We currently have just over $15 million in future revenues associated with non-cancellable software product licenses that will be recognized over the coming years. This compares to roughly $17 million at the end of first quarter and is on par with the $15 million at the end of second quarter 2004. The decline represents the timing of renewals in the year. Further explanation of this can be found in Note 14 of our 2003 Form-10K.

With that I will conclude the financial recap. Now I will now turn the call back to John.

JOHN -- CLOSING OUTLOOK

Thanks, Jim.

As we told you in our previous calls this year, we have set two key priorities for 2004: First, to operate from a position of financial strength, which will ultimately deliver returns to investors and allow us to achieve our continuing strategic vision. We are focused on delivering significant revenue growth and a return to operating profitability for you this year. This quarter we have again been able to report successful progress on this goal.

Second, we will continue to extend our long-term strategic vision while gaining returns from the technologies and investments at hand, and continuing to explore immediate opportunities for growth (such as our new Lead Discovery programs). This strategic vision -- to exploit the unique strengths of informatics driven chemistry and chemistry driven informatics -- is being achieved in our own operations. Our goal is to extend this vision to our customers and implement it with them. We can only successfully do this through our commitment to constant innovation and customer service. Our new product introductions and our successful license renewals speak to success in both these endeavors.

We are pleased with the operating results that we have achieved thus far this year but we know it is not enough. And, quite frankly, we are befuddled by the lack of commensurate results in our stock performance. It defies logic for us to be trading at multiples well below one times revenue, especially for a company that is one of the only ones in the industry to prove that it can be profitable! With that said, we will remain focused on running a successful company, and will expect that in time our company will be valued accordingly. With that, we remain focused on continued financial and operating discipline while making the strategic decisions that will ultimately drive value in our industry and produce returns for you, our investors and shareholders.

Thank you for your time and your interest in Tripos. We'll now take your questions.